EXHIBIT 10.18
TERMS OF PERFORMANCE SHARE AWARDS
1.	Generally. This document sets forth the terms and conditions under which an award (an “Award”) of forfeitable shares of Ferro Common Stock (“Performance Shares”) are made under paragraph 4(d) of the 2003 Long-Term Incentive Compensation Plan (the “Plan”), which was approved by Ferro Corporation shareholders on April 25, 2003. (The recipient of an Award is called the “Performance Share Recipient” below. The term “Ferro” below includes Ferro Corporation and its subsidiary and affiliated companies.)
2.	Precedence of the Plan. The terms of this document are in all events subject to the terms and conditions of the Plan. If there is any inconsistency between this document and the Plan, then the Plan, and not this document, will govern. The Compensation & Organization Committee of the Board of Directors (or such other committee as the Board may from time to time designate) (the “Committee”) administers awards under the Plan and has the authority to determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted under this Plan. In this capacity, the Committee also has the authority to construe and interpret the provisions of the Plan and all awards under the Plan and to establish, amend, and rescind rules and regulations for the administration of the Plan, all of which will be binding on the Performance Share Recipient.
3.	Basic Award Terms. The name of the Performance Share Recipient, the date of the Award, the number of Performance Shares being awarded, the period over which the Performance Shares will mature (the “Performance Period”), and the targets which must be achieved in order to earn the Performance Shares (the “Performance Targets”) are set forth separately in Exhibit A to an award letter from Ferro to the Performance Share Recipient which refers expressly to this document.
4.	Performance Shares. The Performance Shares are represented by shares of Ferro Common Stock that will be converted into nonforfeitable shares of Ferro Common Stock at the end of the Performance Period if Performance Targets have been met (as further explained below). The Performance Shares are subject to forfeiture if the Performance Targets have not been achieved at the end of the Performance Period. During the Performance Period, however, the Performance Share Recipient will be entitled to receive dividends on the shares of Ferro Common Stock that represent the Performance Shares and to exercise all other rights pertaining to such shares except the right to assign, encumber or transfer such shares.
5.	Performance Targets. The Committee establishes the Performance Targets that apply to a given Award. When determining whether Performance Targets have been attained, the Committee will have the discretion to make adjustments to take into account extraordinary or nonrecurring items or events, or unusual nonrecurring gains or losses identified in Ferro’s financial statements, provided such adjustments are (to the extent applicable) made in a manner consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Awards of Performance Shares made to Participants subject to Section 162(m) of the Code are intended to qualify under Section 162(m) and the Committee will interpret the terms of such Awards in a manner consistent with that intent to the extent appropriate.
6.	Conversion. As soon as practicable after Ferro’s independent auditors have issued their report on Ferro’s financial results for the Performance Period, Ferro will calculate and deliver to the Performance Share Recipient the value of the Award. The value of the Award will be determined by multiplying (a) the number of Performance Shares covered by the Award times (b) a Conversion Rate set forth in Exhibit A to the award letter times (c) the average closing price for Ferro Common Stock during the first ten calendar days of the last month of the Performance Period.
7.	Payment. Ferro will pay one-half of the value of the Award in nonforfeitable shares of Ferro Common Stock and the remaining one-half in cash. (At that time, the forfeitable shares of Ferro Common Stock issued in respect of such Award will be cancelled.) Any fractional share will be rounded down to the nearest whole number.

8.	Retirement. If a Performance Share Recipient retires from his or her employment with Ferro under a Ferro retirement plan or policy (including early retirement) during the Performance Period, then a pro rata share of the forfeitable shares of Ferro Common Stock representing the Performance Shares will be forfeited. In such case, however, the Performance Share Recipient will remain eligible to receive a payment at the end of the Performance Period in respect of the Award based on the remaining unforfeited shares of Ferro Common Stock. The pro rata share of forfeited shares will be measured by a fraction the numerator of which is the number of full calendar months in the Performance Period after Performance Share Recipient’s retirement and the denominator of which is the number of full calendar months in the Performance Period.
9.	Disability. If a Performance Share Recipient’s employment terminates due to the Performance Share Recipient’s total and permanent disability during the Performance Period, then a pro rata share of the forfeitable shares of Ferro Common Stock representing the Performance Shares will be forfeited. In such case, however, the Performance Share Recipient will remain eligible to receive a payment at the end of the Performance Period in respect of the Award based on the remaining unforfeited shares of Ferro Common Stock. The pro rata share of forfeited shares will be measured by a fraction the numerator of which is the number of full calendar months in the Performance Period after Performance Share Recipient’s termination of employment and the denominator of which is the number of full calendar months in the Performance Period.
10.	Death. If a Performance Share Recipient dies during a Performance Period, then a pro rata share of the forfeitable shares of Ferro Common Stock representing the Performance Shares will be forfeited. In such case, however, the person who is entitled by will or the applicable laws of descent and distribution will be eligible to receive a payment at the end of the Performance Period in respect of the Award based on the remaining unforfeited shares of Ferro Common Stock (a) in full in the case of a Performance Share Recipient who was employed by Ferro at the time of his or her death or (b) in the case of a Performance Share Recipient not so employed, to the extent that the Performance Share Recipient would have been entitled to exercise the same immediately before his or her death. The pro rata share of forfeited shares will be measured by a fraction the numerator of which is the number of full calendar months in the Performance Period after Performance Share Recipient’s death and the denominator of which is the number of full calendar months in the Performance Period.
11.	Other Termination of Employment. If the Performance Share Recipient’s employment with Ferro terminates before the end of the Performance Period for any reason other than those stated in clauses 8-10 above, then all of the forfeitable shares of Ferro Common Stock representing the Performance Shares will be forfeited and the Performance Share Recipient will not be eligible to receive any payment in respect of the Award at the end of the Performance Period.
12.	Legal Restrictions on Issuance of Shares. No shares of Ferro Common Stock will be issued in respect of an Award if and to the extent such issuance would violate:
A.	Any applicable state securities law;

B.	Any applicable registration or other requirements under the Securities Act of 1933 (the “1933 Act”), as amended, the Securities Exchange Act of 1934, as amended, or the listing requirements of any stock exchange; or

C.	Any applicable legal requirement of any other government authority.
Ferro will make reasonable efforts to comply with the foregoing laws and requirements so as to permit the issuance of shares of Ferro Common Stock in respect of Awards. Furthermore, if a Registration Statement with respect to the shares to be issued in respect of an Award is not in effect or if counsel for Ferro deems it necessary or desirable in order to avoid possible violation of the 1933 Act, then Ferro may require, as a condition to its issuance and delivery of certificates for the shares, the delivery to Ferro of a commitment in writing by the person to whom the shares are being issued that at the time of such exercise it is his or her intention to acquire such shares for his or her own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands the shares may be “restricted securities” as defined in Rule 144 of the Securities and Exchange Commission; and that any resale, transfer or other disposition of said shares will be accomplished only in compliance with Rule 144, the 1933 Act, or the other Rules and Regulations thereunder. Ferro may place on the certificates evidencing such shares an appropriate legend reflecting the aforesaid commitment and the Company may refuse to permit transfer of such certificates until it has been furnished evidence satisfactory to it that no violation of the 1933 Act or the Rules and Regulations thereunder would be involved in such transfer.
13.	Forfeiture. The Performance Share Recipient will forfeit his or her Performance Shares if, during the Performance Period, he or she—
A.	Directly or indirectly, engages in, or assists or has a material ownership interest in, or acts as agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in the manufacture or sale of any products manufactured or sold by Ferro or any products that are logical extensions, on a manufacturing or technological basis, of such products;
B.	Discloses to any person any proprietary or confidential business information concerning Ferro or any Ferro officers, Directors, employees, agents, or representatives which the Performance Share Participant obtained or which came to his or her attention during the course of his or her employment with Ferro;
C.	Takes any action likely to disparage or have an adverse effect on Ferro, its subsidiaries, or affiliates or any of Ferro’s officers, Directors, employees, agents, or representatives;
D.	Induces or attempts to induce any Ferro employee to leave the employ of Ferro or otherwise interferes with the relationship between Ferro and any of Ferro’s employees, or hires or assists in the hiring of any person who was a Ferro employee, or solicits, diverts or otherwise attempts to take away any customers, suppliers, or co-venturers of Ferro, either on the Performance Share Recipient’s own behalf or on behalf of any other person or entity; or
E.	Otherwise performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of Ferro.
14.	Withholding. All amounts paid to or on behalf of the Performance Share Recipient in respect of Performance Shares will be subject to withholding as required by law.
15.	Transferability. No Performance Shares are transferable by the Performance Share Recipient other than by will or by the laws of descent and distribution, and is exercisable during the lifetime of the Performance Share Recipient.
16.	Adjustments on Changes in Capitalization. If at any time before the end of the Performance Period, the shares of Ferro Common Stock are changed or Ferro makes an “extraordinary distribution” or effects a “prorata repurchase” of Common Stock as described in paragraph 8 of the Plan or takes any other action described in that paragraph, then the shares issuable in respect of an Award will be appropriately adjusted as provided in such paragraph.
17.	Employment at Will. By countersigning and returning to Ferro a copy of the grant letter, the Performance Share Recipient acknowledges and agrees that, as in the past, he or she is an employee at will of Ferro.